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IRONWOOD PHARMACEUTICALS, INC.
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FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Sends Letter to Shareholders

Highlighting Director Nominees

— Urges Shareholders to Vote “FOR” the Ironwood Director Nominees
on the WHITE Proxy Card —

CAMBRIDGE, Mass., May 14, 2018 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD), a commercial biotech company, today announced that it has mailed a letter to shareholders highlighting the experience and personal perspectives of the company’s director nominees: Lawrence Olanoff, M.D., Ph.D., Amy Schulman and Douglas Williams, Ph.D.

The Ironwood Board of Directors strongly recommends that shareholders vote on the WHITE proxy card “FOR” Ironwood’s experienced, diverse and independent nominees. Ironwood’s letter to shareholders and other materials regarding the Board’s recommendation for the 2018 Annual Meeting can be found at www.ironwoodannualmeeting.com.

The full text of the letter follows:

Dear Fellow Shareholder,

Over the past 20 years, Ironwood has grown into a strong commercial biotech company that is bringing important medicines to millions of patients, advancing a robust pipeline of innovative drug candidates, and cultivating a team of talented and passionate employees. We are taking action designed to realize the value we are generating from accelerating revenue growth and advancement of our promising drug candidates through our recently announced intent to separate into two independent, publicly traded companies (Ironwood and “R&D Co.”).

This is an exciting and critical period for Ironwood as we work to complete the separation, which is now underway. Importantly, we believe we have the right Board in place to oversee that value creation opportunity and effectively execute this process with urgency and stability. Your Board:

•                  Regularly explores opportunities to enhance shareholder value, demonstrated by our comprehensive review of strategic options that began last fall and which led to the decision to separate Ironwood into two independent, publicly traded companies.

•                  Seeks and acts on ideas from our fellow shareholders and outside advisors, helping to inform decisions as we evolve and execute against our strategy. In fact, shareholder input helped inform the decision we made to separate.

•                  Has the benefit of fresh perspectives, with a group of directors that comprise a diverse set of backgrounds, expertise, and tenure (including six new independent directors added since 2013).

At our Annual Meeting on May 31, 2018, your Board has three highly qualified independent directors up for election: Lawrence Olanoff, M.D., Ph.D., Amy Schulman, and Douglas Williams, Ph.D. Ironwood’s director nominees, each of whom joined the Board within the last four years, offer an expansive skill set and are active in driving the company’s long-term strategy. All three directors are world-renowned leaders in their chosen specialty. They have each served as C-level executives in large global biopharmaceutical companies and as CEOs of smaller, entrepreneurial biotech companies.

In this letter, we invite you to hear from Larry, Amy and Doug about their experience and why they believe Ironwood is on the right path to deliver substantial value creation.

We are excited about the opportunities ahead for Ironwood, and thank you for your continued support.

Sincerely,

The Ironwood Board of Directors

To elect the Ironwood Board of Directors’ nominees, we encourage you to vote today by telephone, Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

MEET THE IRONWOOD BOARD NOMINEES

Lawrence Olanoff, M.D., Ph.D.
Independent, Director since 2015

Medical University of South Carolina
Adjunct Professor and Special Advisor to President for Corporate Relations (2011 – Present)

Forest Laboratories, Inc.
COO (2006 – 2010)
EVP & Chief Scientific Officer (1995 – 2005)

Celsion Corporation
President & CEO (2005 – 2006)

Sandoz
SVP, Clinical R&D (1993 – 1995)

Professional Highlights

At Forest Labs, involved in negotiations of several partnerships and was integrally involved with the decision to sell to Actavis as a Forest Board member

Also while at Forest, led a group that obtained U.S. approval for a number of NDAs across range of therapeutic areas

Chairman of the Board of the Clinical Biotechnology Research Institute at Roper St. Francis Hospital

Board member of the Horizon Project and the Zucker Institute for Applied Neurosciences

Ex-officio director and former Board member of the MUSC Foundation for Research Development and former Board member of Celsion, Axovant Sciences and Forest Laboratories

Can you tell me more about the unique skillsets you bring to Ironwood?

I have led drug development for the majority of my career. On the clinical pharmacology side, I have a very good understanding of the interface between drug discovery and drug development. Having led large drug development organizations in three different companies, I also have a deep understanding of what makes projects successful. Getting a new drug approved is a major endeavor, but it’s only a part of the process. You can have a great product and still fail in the commercial market, but you can’t take a bad product and be successful in the commercial market. To achieve success, it’s critical to have the ability to effectively manage the process between drug discovery and development and drug development and commercialization. I also have significant experience in partnering as well as M&A. At Forest, I was involved in the negotiations of a number of partnerships, and as a Forest Board member, I was involved in the company’s decision to sell to Actavis.

I’ve always been impressed with Ironwood’s ability to achieve that critical balance. I was excited to join the Ironwood Board in 2015, given that the directors have a unique blend of expertise and skillsets that are critical to both commercial and R&D success. It’s an advantage we have over many other companies of Ironwood’s size.

As someone with significant industry experience, could you describe why a separation is the best path forward for Ironwood?

I’ve been an executive at three pharmaceutical companies over my 30-year career, and my experience has shown me that the model for success in this industry has changed dramatically. Success in the market today requires a greater degree of focus, and investors likewise look for companies that have a clear strategy and identifiable core competencies, whether that is in drug discovery, development or commercialization. By separating the company into two more nimble, productive businesses with strengthened competitive positions, we believe there is a unique opportunity to hone the models and focus on each company’s specific attributes. The commercial company is expected to have products that provide a great deal of value for physicians and patients and to be well positioned for success. R&D Co. is expected to have a pipeline of innovative product candidates in areas of significant unmet need. The strength of this pipeline is that it is not focused on developing one drug, but on harvesting a technology platform built around a key biological mechanism, which we believe will allow it to efficiently advance multiple drug candidates.

As a member of the governance and nominating committee, how does Ironwood approach the vetting of director candidates?

Out of all the companies I’ve been involved with, Ironwood has been the most deliberate in its assessment of Board candidates. My own recruitment process spanned over several months, and I was interviewed by many directors. This is a very thorough process that is both appropriate and necessary to ensure we are adding candidates that bring the right mix of competencies and experiences, as well as the personal qualities to strengthen our collective decision-making needed for the long-term success of the company. As a Board, we are happy to shake things up to get the best outcome for the company, and we have proven our openness to adding several new directors that bring unique perspectives.

Amy Schulman
Independent, Director since 2017

Lyndra
CEO & Co-Founder (2015 – Present)

Polaris Partners
Partner (2014 – Present)

Olivo Labs
CEO (2017 – Present)

Arsia Therapeutics
CEO (2014 – 2016)

Pfizer
EVP & GC (2008 – 2014)
Business Unit Leader for Consumer Healthcare Business (2012 – 2013)

DLA Piper
Partner (1997-2008)

Professional Highlights

Played instrumental role in Pfizer Nutrition’s sale to Nestle and spinning out Zoetis, as well as its acquisition of Wyeth

CEO of Lyndra and Olivo Labs

Board member of Arsanis and Alnylam Pharmaceuticals

Former Board member of Blue Buffalo Pet Products and BIND Therapeutics

You’ve served on the Ironwood Board for a year. What can you tell us about the Board’s priorities and how strategic decisions are made?

The Board’s priorities are clear. They start with total shareholder return over the short-, medium- and long-term. We certainly hold management accountable and spend a significant amount of time discussing management’s performance. We look to ensure that both the management team and company are growing and developing and that the right talent is in place, both at the Board and management level. In fact, we believe that the composition of the Board and assessing the leadership of the company are two of the most critical decisions that a Board has to make. We continually look at ways to enhance value for shareholders; closing the gap between what we believe the value potential of the company is relative to how the market values Ironwood is a top priority. The decision to embark on the separation is a prime example of this Board taking proactive action to address that gap.

While at Pfizer, you played an instrumental role in the sale of Pfizer Nutrition to Nestle, the Zoetis spin-off and the acquisition of Wyeth. How did those experiences inform your decision-making process as the Board considered the intent to separate Ironwood?

During my tenure at Pfizer, I developed broad M&A experience and skills. I also experienced firsthand the significant opportunities that exist to unlock value, as evident from the sale of the Pfizer nutrition business to Nestle. During my time as general counsel, I also was involved in the successful spin of the animal health business into Zoetis and helped in determining whether to proceed with the spin, how to go through the transaction in a way that was tax efficient to shareholders, and how to communicate those efforts in a compliant way. My work experience has spanned both large pharmaceutical companies as well as small biotech companies, so I have a sense of what it takes to do a deal in a very hands-on way. Concerning Ironwood’s planned separation, my transaction experience at Pfizer has certainly informed my thinking in terms of how to effectively separate out pieces of a business that are part of a larger entity and how to capture the value that results from such a transaction.

As a member of the compensation and HR committee, how does Ironwood use compensation to get the best out of all of its people?

Ironwood has a thoughtful and engaged Board, and that’s part of what attracted me to joining the Board. I think the Compensation and HR Committee is in sync with a thoughtfully run company that is determined to align management’s incentives with delivering value. At Ironwood, the compensation committee is highly independent and makes its own judgments and spends a lot of time looking at how management assesses itself and sets targets.  We take a very active view of understanding how we want to fund the bonus pool. And from a Board standpoint, the vast majority of Ironwood directors’ compensation is not paid in cash. I think that reflects the company’s strong view of having owner-oriented directors whose interests are directly aligned with shareholders.

Douglas Williams, PH.D.
Independent, Director since 2014

Codiak
President & CEO (2015 – Present)

Biogen
EVP, R&D (2011 – 2015)

ZymoGenetics
CEO (2009 – 2010)
President & Chief Scientific Officer (2007 – 2009)
EVP, R&D & Chief Scientific Officer (2004 – 2007)

Immunex
EVP & Chief Technology Officer, VP R&D & SVP Discovery Research (1988 – 2002)

Professional Highlights

Led ZymoGenetics’ sale to Bristol-Myers Squibb

Member of Immunex Board when acquired by Amgen and part of integration team

Played a role in development of novel drugs including Enbrel, Tecfidera, and Spinraza

CEO and Board member of Codiak BioSciences, and Board member of Ovid Therapeutics and AC Immune

Former Board member of Immunex, ZymoGenetics, Regulus Therapeutics, and Oncothyreon

You have M&A experience as both an executive and a Board member. How did those experiences help you in the Board’s review of the range of strategic options?

Immunex and ZymoGenetics were publicly traded companies before being acquired by Amgen and Bristol-Myers Squibb. Each Board had to make a decision as to what the proper course of action was given the fact that we had been approached in these transactions, and whether the right decision was to sell or to follow another path. I have a lot of experience working with outside financial advisors and going through the analytical process of determining the appropriate strategy. And then, ultimately, defining what the appropriate price would be in a transaction of that sort. I also have experience in the capacity as a buyer, having been at Biogen for a number of years. We acquired at least two companies in the time that I was there, both of which were acquired for the purpose of adding to the existing Biogen pipeline.

In your comprehensive review, how did the Board determine that the separation of the two businesses was the right path forward for Ironwood?

As a Board, we periodically evaluate a variety of alternatives. We have been analyzing the performance of the business, progress of the business, and debating a number of different options. Several of us had heard from investors the suggestion to split the company. After a thorough review of the full range of strategic options, we unanimously came to the conclusion that a separation was the right course of action designed to unlock value—and that this is the right time to do it—given the maturity of the commercial business and the maturity of the sGC business. The breadth of opportunities that we’re seeing with the sGC stimulators reminds me of what we saw in the early days with the TNF inhibitor class, which was a common mechanism driving diseases in distinct tissues. That realization led to multiple, innovative and life-changing therapies. We are creating two very distinct operating units that are both at a stage where they have the opportunity to create more value independently.

How would you describe the dynamic of the Ironwood Board?

I have been on several Boards over the years and I find this one to be populated by particularly accomplished individuals in the biotech and pharma industry. There is a great mix of skills and backgrounds among the directors. You don’t have too many finance people or too many R&D people — just enough of each. It’s a really well-balanced mix of skillsets that, from my perspective, cover the entirety of the kinds of issues that you are likely to face as a Board in this industry. It is a group that is not afraid to speak up, is very engaged in Board meetings and continuously challenges management. It is also a group that respects each other and functions at a high level. It is one of the strongest Boards that I have ever been associated with.

How did the Board evaluate Alex Denner’s candidacy?

It was a process to evaluate the existing Board’s composition and expertise in an effort to identify any gaps that could be filled. Ultimately, we concluded that the requisite skills and experience needed to make the best decisions as we move forward with the separation—decisions that are focused on advancing shareholder interests—were already around the table.

IRONWOOD’S BOARD HAS THE RIGHT MIX OF SKILLS AND EXPERTISE

Amy, Larry and Doug — along with the entire Ironwood Board, bring together the right mix of skills and expertise to oversee Ironwood at this important time in our transformation.

	Broader Business					Healthcare Industry
Ironwood Board	Capital Allocation / Finance / Accounting	Strategic Transactions	Risk Management	Human Capital	Public Company Board	Senior Leadership (small biotech)	Senior Leadership (large pharma)	Customer / Market Insights (patient, payer, physician)
Terrance McGuire	✓	✓	✓		✓
Andrew Dreyfus	✓	✓	✓	✓				✓
Marsha Fanucci	✓	✓	✓	✓	✓		✓
Peter Hecht, Ph.D.	✓	✓	✓	✓		✓

Julie McHugh	✓	✓		✓	✓	✓	✓	✓
Lawrence Olanoff, M.D., Ph.D.		✓	✓	✓	✓	✓	✓	✓
Edward Owens	✓	✓	✓
Amy W. Schulman	✓	✓	✓	✓	✓	✓	✓	✓
Douglas Williams, Ph.D.		✓		✓	✓	✓	✓

Your Board uses a rigorous process to determine the appropriate Board make-up, and as a result has an excellent group of individuals with the appropriate skills. Moreover, the Board’s annual evaluation process serves to improve the effectiveness of all members and the Board as a whole. Ironwood strongly believes that Sarissa has not made a compelling case for Ironwood to add Alex Denner to the Board, given the skills, experience and diversity of the existing directors who have acted to unlock value for Ironwood shareholders.

PROTECT THE VALUE OF YOUR INVESTMENT IN IRONWOOD:
VOTE THE WHITE PROXY CARD TODAY

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Ironwood by voting the WHITE proxy card “FOR ALL” of our nominees. YOUR VOTE IS EXTREMELY IMPORTANT!

We urge you to vote today by telephone, Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

Please disregard any gold proxy card you get from Sarissa.

If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500 or via email to proxy@mackenziepartners.com.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We are commercializing two innovative primary care products: linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC), and lesinurad, which is approved to be taken with a xanthine oxidase inhibitor (XOI), or as a fixed-dose combination with allopurinol, for the treatment of hyperuricemia associated with gout. We are also advancing a pipeline of innovative product candidates in areas of significant unmet need, including uncontrolled gastroesophageal reflux disease, diabetic nephropathy, heart failure with preserved ejection fraction, achalasia and sickle cell disease. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the benefits of a potential separation, including with respect to Ironwood’s and R&D Co.’s competitive position and enhanced operational, commercial and scientific effectiveness; the structure, including the division of assets among Ironwood and R&D Co., and impact of a separation;  the monetization of drug candidates; the commercial potential, prevalence, and the growth in, and potential demand for, linaclotide, lesinurad and other product candidates (and the drivers, timing and impact thereof), for each of Ironwood and R&D Co., as applicable;  and Ironwood’s and R&D Co.’s financial performance and results and expectations related thereto (including the drivers and timing thereof).  Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the possibility that we may not complete the separation on the terms or timeline currently contemplated if at all, achieve the expected benefits of a separation, and that a separation could harm our business, results of operations and financial condition; the risk that the transaction might not be tax-free; the risk that we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as independent companies; R&D Co.’s lack of independent operating history and the risk that its accounting and other management systems may not be prepared to meet the financial reporting and other requirements of operating as an independent public company; the risk that a separation may adversely impact our ability to attract or retain key personnel; the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; efficacy, safety and tolerability of linaclotide, lesinurad and our product candidates; decisions by regulatory and judicial authorities; the risk that we are unable to successfully commercialize lesinurad or realize the anticipated benefits of the lesinurad transaction; the risk that we may never get sufficient patent protection for linaclotide, lesinurad and our product candidates or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including ANDA litigation; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues, linaclotide, lesinurad or our product candidates; the risk that we are unable to manage our operating expenses or cash use for operations, or are unable to commercialize our products, within the guided ranges or otherwise as expected; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and in our subsequent SEC filings. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release and Ironwood undertakes no obligation to update these forward-looking statements.

Additional Information

On May 2, 2018, Ironwood filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the company’s 2018 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders are able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the company’s website at www.ironwoodpharma.com. If you have any questions regarding this information or the proxy materials, please contact MacKenzie Partners, Inc., our proxy solicitor assisting us in connection with the annual meeting, toll-free at (800) 322-2885 or at (212) 929-5500 or via email to proxy@mackenziepartners.com.

Any trademarks referred to in this press release are the property of their respective owners.

Investors:

Meredith Kaya, 617-374-5082

Vice President, Investor Relations and Corporate Communications
mkaya@ironwoodpharma.com

Media:

Andi Rose / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449